Exhibit 28(h)(xii)

[FORM OF]

SECOND AMENDMENT TO

FUND PARTICIPATION AGREEMENT

This Second Amendment (“Amendment”) dated as of October 15, 2012, is by and among American Funds Insurance Series (the “Series”), Capital Research and Management Company (“CRMC”) and The United States Life Insurance Company in the City of New York, merged with and successor to First SunAmerica Life Insurance Company (“US Life”) and SunAmerica Series Trust (collectively with US Life, the “Company”). This Amendment amends the Fund Participation Agreement (the “Agreement”) dated August 30, 2006, as previously amended.

WHEREAS, the Series, CRMC and the Company desire to amend the Agreement.

NOW, THERFORE, the Agreement is amended as follows:

1.	Schedule A is deleted in its entirety and replaced with the Schedule A attached hereto.

2.	Schedule B is deleted in its entirety and replaced with the Schedule B attached hereto.

3.	Schedule C is deleted in its entirety and replaced with the Schedule C attached hereto.

4.	The first sentence of Section 4(a) is deleted in its entirety and replaced with the following sentence:

The Series agrees to make Class 1 shares of the Master Funds listed in Section 1 of Schedule C hereto and Class P1 shares of the Master Funds listed in Section 2 of Schedule C hereto available to the Portfolios.

5.	The following paragraph is added as Section 4(i)

The parties acknowledge that SunAmerica Annuity shall monitor the equity and investment exposure for the Master Funds listed in Section 2 of Schedule C hereto in order to coordinate with its own hedging program on behalf of Contract owners.

6.	Section 26 is deleted in its entirety and replaced with the following:

In addition to any provision of the Agreement which specifically states that it survives termination of this Agreement, the following Paragraphs shall survive termination of this Agreement: 4, 16, 17, 20-26, 28 and 29.

7.	The following Section 28 is added to the Agreement:

28. So long as assets of the Accounts hold, directly or indirectly, Class P1 shares of the Portfolios listed in Section 2 of Schedule C, US Life shall perform administrative services (“Services”) set forth on Schedule D hereto, as such exhibit may be amended from time to time by mutual consent of the parties, in respect of Account assets invested in Class P1 shares. In consideration of US Life performing the Services, the Series agrees to pay US Life an administrative services fee of 0.25% of the average daily net asset value of all Class P1 shares of the Master Funds held by each Portfolio, payable quarterly, in arrears pursuant to an Insurance Administrative Services Plan adopted by the Series. The Series shall pay all fees within forty-five (45) days following the end of each calendar quarter for fees accrued during that quarter. The fee will be calculated as the product of (a) the average daily net asset value of all Class P1 shares of the Master Funds held by each Portfolio during the quarter; (b) the number of days in the quarter; and (c) the quotient of 0.0025 divided by 365. While the parties recognize that the administrative services and related fee are expected to continue so long as assets of the Series are maintained in the Accounts, the parties also acknowledge that CRMC will evaluate periodically whether SunAmerica Annuity continues to provide the administrative services listed in Schedule D, including compliance with established DTCC guidelines, transaction errors, compliance with the prospectus and complaints from Contract owners. Should CRMC find that SunAmerica Annuity is no longer adequately providing the administrative services, CRMC shall provide the SunAmerica Annuity with notice of the breach after which SunAmerica Annuity shall have a right to cure the breach within 90 days. The administrative services fee will not be terminated should SunAmerica Annuity cure the breach within 90 days. SunAmerica Annuity represents to the Series and CRMC that it will not receive compensation for the Services from contractholder fees or any other source.

8.	The attached Schedule D will be added to the Agreement.

9.	The following Section 29 is added to the Agreement:

29. The Company may receive derivative holdings information (the “Holdings Information”) related to the Master Funds offering Class P1 shares on a daily basis from the Series, CRMC or one of their designees in order to coordinate with the Company’s internal hedging program (the “Purpose”). Each of the SunAmerica Series Trust and US Life agrees that the Holdings Information is confidential and may only be used for the Purpose. Each of the SunAmerica Series Trust and US Life agrees that it (a) will hold any and all Holdings Information it obtains in strictest confidence. Without limiting the foregoing, each of SunAmerica Series Trust and US Life shall use at least the same degree of care, but no less than reasonable care, to avoid disclosure or use of this Holdings Information as it employs with respect to its own confidential information of a like importance; (b) may disclose or provide access to its employees and/or third party service providers who have a need to know and may make copies of Holdings Information only to the extent reasonably necessary to carry out the Purpose (third party service providers may include but are not limited to auditors and consultants the US Life uses to evaluate its hedging program); (c) currently has, and in the future will maintain in effect and enforce, rules and policies to protect against access to or use or disclosure of Holdings Information other than in accordance with this Agreement and such rules and policies shall be no less stringent than set forth in this Agreement to ensure that employees and third party service providers protect the confidentiality of Holdings Information. Each of SunAmerica Series Trust and US Life expressly will instruct its employees and third party service providers not to disclose Holdings Information to others who do not have a need to know the Holdings Information and in the case of third party service providers who do have a need to know the Holdings Information, the Company will maintain written agreements to protect the confidentiality of the Holdings Information consistent with this Agreement, and (d) will notify the Series and CRMC immediately of any unauthorized disclosure or use, and will cooperate with them in taking action to ensure that the Holdings Information is not used by such receiving party. US Life shall be responsible for the breach of this Section 29 by any employee or third party service provider to which it provides the Holdings Information. The Company may disclose Holdings Information to regulators or self-regulatory organizations who request the Holdings Information.

10.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

REMAINDER OF THE PAGE INTENTIONALLY BLANK

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

By:	Jana W. Greer
Title:	President, SunAmerica Retirement Markets – A division of US Life

SUNAMERICA SERIES TRUST

By:	Nori L. Gabert
Title:	Vice President and Secretary

AMERICAN FUNDS INSURANCE SERIES

By:	Steven I. Koszalka
Title:	Secretary

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By:	Michael J. Downer
Title:	Senior Vice President and Secretary

SCHEDULE A

Contracts

Polaris Choice III NY

Polaris II A-Class Platinum Series NY

Polaris Platinum III NY

Polaris Advantage NY

Polaris Advantage II NY

Polaris Choice IV NY

Polaris Preferred Solution NY

Polaris Retirement Protector NY

Polaris Platinum O-Series NY

This list of contracts may be amended from time to time upon notice to CRMC at the Company’s discretion.

SCHEDULE B

List of Accounts

FS Variable Separate Account

This list of Accounts may be amended from time to time upon notice to CRMC at the Company’s discretion.

SCHEDULE C

Master Funds and Corresponding Portfolios

Section 1

American Funds Insurance Series Master Funds:	Trust Portfolios
Growth Fund	American Funds Growth SAST Portfolio
Global Growth Fund	American Funds Global Growth SAST Portfolio
Growth-Income Fund	American Funds Growth-Income SAST Portfolio
Asset Allocation Fund	American Funds Asset Allocation SAST Portfolio

Section 2

Protected Asset Allocation Fund

American Funds Insurance Series Master Funds:	Trust Portfolios
Protected Asset Allocation Fund	Protected Asset Allocation SAST Portfolio

Schedule D

Administrative Services

1.	Periodic Reconciliation.

US Life shall provide the Master Funds with sufficient information to allow for the periodic reconciliation of outstanding units of US Life separate accounts and shares of the Master Funds.

2.	Record Maintenance

To facilitate the reconciliation activities described in paragraph 1, US Life shall maintain with respect to each Portfolio holding the Master Funds’ Class P1 shares and each Account and Contract owner for whom such shares are beneficially owned the following records:

(a) Number of shares;

(b) Date, price and amount of purchases and redemptions (including dividend reinvestments) and dates and amounts of dividends paid for at least the current year to date;

(c) Name and address and taxpayer identification numbers;

(d) Records of distributions and dividend payments; and

(e) Any transfers of shares.

3.	Fund Information.

US Life shall respond to inquiries from contract owners regarding the Funds, including questions about the Funds’ objectives and investment strategies.

4.	Shareholder Communications

US Life shall provide for the delivery of certain Master Fund-related materials as required by applicable law or as requested by Contract owners. The Master Fund related materials shall consist of updated prospectuses and any supplements and amendments thereto, statements of additional information, annual and other periodic reports, proxy or information statements and other appropriate shareholder communications.

US Life shall respond to inquiries from Contract owners relating to the Services provided by it under the Agreement and inquiries relating to the Master Funds.

5.	Transactional Services

US Life shall:

(a)	Communicate to the Master Funds’ transfer agent, purchase, redemption and exchange orders; and

(b)	Communicate to the Portfolios, Accounts and Contract owners, mergers, splits and other reorganization activities of the Master Funds.

6.	Other Information

US Life shall provide to the Portfolios, Accounts and Contract owners such other information as shall be required under applicable law and regulations.